SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                              FORM 8-K

                             CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): February 25, 1997



                         BREED Technologies, Inc.
           (Exact Name of Registrant as Specified in its Charter)



DELAWARE                                1-11474                       22-2767118
(State or Other Jurisdiction         (Commission File              (IRS Employee
of Incorporation)                        Number)             Identification No.)


5300 Old Tampa Highway, Lakeland, Florida                                  33811
(Address of Principal Executive Offices)                              (Zip Code)


                                   941-668-6000
            (Registrant's Telephone Number, Including Area Code)


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Item 2. Acquisition or Disposition of Assets

On February 25, 1997, BREED Technologies, Inc., (the "Company") consummated the acquisition of the stock of BTI Investments, Inc., ("BTI") a holding company which owns the Custom Trim Group of Companies. The acquisition was made pursuant to the Stock Purchase Agreement, dated as of January 3, 1997 between the Company and BTI.

The purchase price was $70 million in cash, subject to any post closing audit adjustments. Additionally, up to $5,000,000 may be paid on September 1, 2002 contingent upon BTI attaining certain operating profit targets for each of the years subsequent to the acquisition date.

The funds used by the Company to acquire BTI were obtained from borrowings under the Company's Revolving Credit Agreements.

The acquired operations which will be called Custom Trim Ltd. produces leather-wrapped steering wheels, shift knobs and shift boots, injection molded levers and leather/vinyl/cloth sewing of armrests, headrests and seating. Custom Trim has annual revenues of approximately $100 million and has manufacturing locations in Canada and Mexico.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

The acquisition of BTI does not meet the required significance tests for the filing of audited financial statements and pro forma financial information.

Exhibits.         Stock Purchase Agreement dated January 3, 1997, as amended
                  February 25, 1997 between BREED Technologies, Inc. and BTI
                  Investments, Inc.

                                           Signatures


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:    March 5, 1997                    BREED Technologies, Inc.
                                          By:  /s/ Edward H. McFadden
                                               Edward H. McFadden
                                               Executive Vice President and
                                               Chief Financial Officer